Exhibit 107

Calculation of Filing Fee Tables

Form F-1
(Form Type)

RANMARINE TECHNOLOGY B.V.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee(3)
Primary Offering
Fees Paid	Equity	Units consisting of one American Depositary Share, Representing One Ordinary Share, par value $0.01 per share (“ADS”),	457	(o)	1,850,000	4.00	$7,400,000	(2)	0.00015310	$1,132.94
	Equity	Ordinary Shares underlying the ADS included as part of the Units	457	(o)	—	—	Included with Above Units		—	—
Secondary Offering
Fees to be Paid	Equity	Ordinary Shares underlying ADSs	457	(a)	2,659,343	4.00	$10,637,372		0.00015310	$1,628.6
Carry Forward Securities		Total Primary Offering Amount					$7,400,000		—	$1,132.94
		Total Secondary Offering Amount					$10,637,372		—	$1,628.6
		Total Fees Previously Paid								$-
		Net Fee Due								$2,761.54

(1)	This registration statement also includes an indeterminate number of securities that may become offered, issuable or sold to prevent dilution resulting from stock splits, stock dividends and similar transactions, which are included pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(o) under the Securities Act.

(3)	Calculated by multiplying the estimated aggregate offering price of securities to be registered by $0.00015310.

(4)	This registration statement also covers the resale of up to 2,659,343 American Depository Shares by the selling stockholders as named in the registration statement.

(5)	Estimated solely for the purpose of calculating the amount of registration fee pursuant to Rule 457 under the Securities Act.